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                                                                 EXHIBIT 11

                    BEAUTICONTROL COSMETICS, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER COMMON SHARE


                                                      Three Months Ended

                                                   February 29 February 28
                                                       1996        1995
           Net income applicable to common stock      $667,502  $1,731,662

           Common and common equivalent share:
           Weighted average common shares
            outstanding                              5,892,901   6,648,101
           Net effect of dilutive stock options
            based on the treasury stock method
            using average market price                 174,472     360,654
           Weighted average common and common
            equivalent share                         6,067,373   7,008,755


           Net income per common and common               $.11        $.25
            equivalent share

           Common share - assuming full dilution:
           Weighted average common shares
            outstanding                              5,892,901   6,648,101
           Net effect of dilutive stock options
            based on the treasury stock method
            using the greater of the average or
            ending market price                        174,480     360,659
           Weighted average common shares -
            assuming full dilution                   6,067,381   7,008,760
           Net income per common share -
            assuming full dilution                        $.11        $.25
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